EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-123658 on Form S-8 of our report dated December 29, 2008, relating to the financial statements of Prudential Bancorp, Inc. of Pennsylvania and subsidiary appearing in the Annual Report on Form 10-K of Prudential Bancorp, Inc. of Pennsylvania and subsidiary for the year ended September 30, 2008.

/s/ Deloitte & Touche LLP

Philadelphia, PA
December 29, 2008